EXHIBIT 23.1

CONSENT OF INDEPENDENT ACCOUNTANTS

We hereby consent to the incorporation by reference in this Registration Statement on Form S-8 of our report, which includes an explanatory paragraph regarding the Company’s ability to continue as a going concern, dated January 31, 2003, except for Note 22 as to which the date is March 25, 2003, relating to the consolidated financial statements and financial statement schedule, which appears in the DDi Corp. Annual Report on Form 10-K for the year ended December 31, 2002.

/s/    PricewaterhouseCoopers LLP

Orange County, California

February 12, 2004